EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

June 30, 2004

		Page No.
PART I.	FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements:

	Unaudited Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003	1

	Unaudited Consolidated Statements of Income for the three and six months ended June 30, 2004 and 2003	2-3

	Unaudited Consolidated Statement of Stockholder’s Equity for the six months ended June 30, 2004	4

	Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2004 and 2003	5

	Notes to Unaudited Consolidated Financial Statements for the three and six months ended June 30, 2004 and 2003	6

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2004 AND DECEMBER 31, 2003

(Dollars In Thousands)

	June 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,429	$11,550
Restricted cash	500
Accounts receivable	151	147
Inventories	565	576
Prepaid expenses	1,097	1,154
Due from Parent	5,695	1,387

Total current assets	22,437	14,814
LAND	26,221	26,221
GAMING FACILITIES:
Building and improvements	67,866	67,628
Equipment	25,171	23,421
Accumulated depreciation	(20,964)	(18,921)

Total gaming facilities	72,073	72,128
OTHER ASSETS:
Goodwill	15,547	15,547
Debt issue costs	4,875	5,416
Other assets	736	779

TOTAL	$141,889	$134,905

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$7,658	$4,701
Accrued payroll	531	591
Gaming taxes payable	1,523	2,619
Property taxes payable	393	648
Slot club liability	1,049	872
Current portion of long-term debt	456	441

Total current liabilities	11,610	9,872
LONG-TERM DEBT AND OTHER LIABILITIES:
Long term debt	97,137	96,854
BID bonds payable	3,765	3,997

Total long term debt	100,902	100,851
Total liabilities	112,512	110,723

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock; $.001 par value; 10,000,000 shares authorized; none issued and outstanding Common stock; $.001 par value; 40,000,000 shares authorized; 100 shares issued and outstanding Additional paid-in capital	11,396	11,396
Retained earnings	17,981	12,786

Total stockholder’s equity	29,377	24,182

TOTAL	$141,889	$134,905

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2004 AND 2003

(Dollars In Thousands)

	Three Months Ended June 30,
	2004	2003
REVENUES:
Casino	$27,098	$23,875
Food and beverage	3,266	2,961
Hotel	331	329
Other	232	275

Total revenues	30,927	27,440
Promotional allowances	(4,621)	(4,796)

Net revenues	26,306	22,644

COSTS AND EXPENSES:
Casino	9,595	8,881
Food and beverage	1,319	1,044
Hotel	224	204
Marketing, general and administrative	7,499	6,991
Depreciation and amortization	1,665	1,466

Total costs and expenses	20,302	18,586

OPERATING INCOME	6,004	4,058
Interest income	1	1
Interest expense	(3,484)	(3,394)

NET INCOME	$2,521	$665

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Dollars In Thousands)

	Six Months Ended June 30,
	2004	2003
REVENUES:
Casino	$54,167	$46,944
Food and beverage	6,472	5,637
Hotel	612	644
Other	449	415

Total revenues	61,700	53,640
Promotional allowances	(9,498)	(9,366)

Net revenues	52,202	44,274

COSTS AND EXPENSES:
Casino	19,020	17,329
Food and beverage	2,565	2,085
Hotel	382	405
Marketing, general and administrative	14,778	13,813
Depreciation and amortization	3,281	2,876

Total costs and expenses	40,026	36,508

OPERATING INCOME	12,176	7,766
Interest income	2	4
Interest expense	(6,983)	(6,881)

NET INCOME	$5,195	$889

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2003 AND FOR THE SIX MONTHS ENDED JUNE 30, 2004

(IN THOUSANDS)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount*
BALANCES, JANUARY 1, 2004	100	$	$11,396	$10,380	$21,776
Net income				2,406	2,406

BALANCES, DECEMBER 31, 2003	100	$	$11,396	$12,786	$24,182
Net income				5,195	5,195

BALANCES, JUNE 30, 2004	100	$	$11,396	$17,981	$29,377

*	The par value amount of Black Hawk Gaming & Development Company, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Dollars In Thousands)

	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
OPERATING ACTIVITIES:
Net income (loss)	$5,195	$889
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	3,281	2,876
Amortization of financing fees	541	504
Amortization of bond discount	282	280
Loss (Gain) on sale of assets	17	(2)
Due from Parent	(4,307)	(5,155)
Changes in operating assets and liabilities:
Restricted cash	(500)
Prepaid expenses and other assets	84	247
Accounts payable and accrued expenses	1,722	(1,199)

Net cash provided by (used in) operating activities	6,315	(1,560)

INVESTING ACTIVITIES:
Proceeds from sale of equipment	150	23
Equipment purchases and additions to gaming facilities	(3,367)	(7,187)

Net cash used in investing activities	(3,217)	(7,164)

FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility		1,918
Payments on bonds	(217)	(203)

Net cash (used in) provided by financing activities	(217)	1,715

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$2,881	$(7,009)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,550	16,743

CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,431	$9,734

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$6,152	$6,325

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(DOLLARS IN THOUSANDS)

1.	BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991. Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“The Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project. Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994. It now offers customers approximately 460 slot machines, a restaurant, a bar and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 900 slot machines, 30 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2001, Black Hawk purchased the assets and operating business of GDW for $26,000. The GDW is a 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district. The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

In addition, included within the Company is BHWK corporate (“Corporate”). Generally, Corporate operations are not a profit center, but rather a managerial entity which directs the overall operations of the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements – In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at June 30, 2004 and December 31, 2003, and the results of its operations and cash flows for the three months ended June 30, 2004 and 2003. The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries, The Lodge, GHC, and GDW. All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2003 contained in the JEI Form 10-K report filed with the U.S. Securities Exchange Commission. The results of interim periods are not necessarily indicative of results to be expected for the year.

Reclassifications – Certain amounts have been reclassified within the 2003 financial statements to conform to the presentation used in 2004.

3.	SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions. Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate. The Colorado operations consist of The Lodge and the GHC, and the Nevada operations consist of the GDW. Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base. The accounting policies of the segments are the same as those described in Note 2.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net revenues:	2004	2003	2004	2003
Black Hawk, Colorado	$20,796	$17,698	$41,292	$34,403
Reno, Nevada	5,509	4,945	10,909	9,871

Total net revenues	$26,305	$22,643	$52,201	$44,274

Depreciation and amortization:
Black Hawk, Colorado	$1,294	$1,148	$2,546	$2,251
Reno, Nevada	$358	$304	$709	$599
Corporate	13	13	26	25

Total depreciation and amortization	$1,665	$1,465	$3,281	$2,875

Operating income:
Black Hawk, Colorado	$5,072	$3,282	$10,180	$6,338
Reno, Nevada	1,581	1,295	3,136	2,403
Corporate	(649)	(520)	(1,140)	(974)

Total operating income	$6,004	$4,057	$12,176	$7,767

Interest income:
Black Hawk, Colorado	$1	$1	$2	$2
Reno, Nevada
Corporate				2

Total interest income	$1	$1	$2	$4

Interest expense:
Black Hawk, Colorado	$(2,699)	$(2,613)	$(5,413)	$(5,320)
Reno, Nevada	(785)	(781)	(1,570)	(1,562)

Total interest expense	$(3,484)	$(3,394)	$(6,983)	$(6,882)

Net income
Black Hawk, Colorado	$2,374	$671	$4,769	$1,020
Reno, Nevada	796	514	1,566	841
Corporate	(649)	(521)	(1,140)	(972)

Net income	$2,521	$664	$5,195	$889

EBITDA (1)
Black Hawk, Colorado	$6,367	$4,430	$12,726	$8,588
Reno, Nevada	1,938	1,599	3,846	3,002
Corporate	(636)	(505)	(1,114)	(948)

EBITDA	$7,669	$5,524	$15,458	$10,642

Additions to long lived assets:
Black Hawk, Colorado	$1,305	$5,481	$2,590	$6,776
Reno, Nevada	162	36	777	399
Corporate		8		12

Total additions to long lived assets	$1,467	$5,525	$3,367	$7,187

	June 30, 2004	December 31, 2003
Total assets:
Black Hawk, Colorado	$108,481	$109,597
Reno, Nevada	24,593	24,320
Corporate	8,815	987

Total assets	141,889	134,904

Long-term debt:
Black Hawk, Colorado	$78,286	$78,302
Reno, Nevada	22,616	22,549

Total long-term debt	$100,902	$100,851

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as a supplemental information in the tables above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net (loss) income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in our debt agreements.